Exhibit 99.3

Knology, Inc.

Unaudited Pro Forma Financial Information

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Knology, Inc. (“Knology”) and Sunflower Broadband (A Division of the World Company) (“Sunflower”) after giving effect to the Sunflower acquisition under the purchase method of accounting and to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired the operations on October 15, 2010. The pro forma condensed combined balance sheet was prepared as if the acquisition occurred on June 30, 2010 and the pro forma condensed combined statement of operations was prepared as if the acquisition had occurred January 1, 2009. The condensed combined pro forma balance sheet has been prepared using our June 30, 2010 information and Sunflower’s information as of the acquisition date. We believe this presentation is the most informative and transparent pro forma balance sheet because it reflects the company as acquired.

The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of Knology included in our Form 10-K for the year ended December 31, 2009 and in our Form 10-Q for the quarter ended June 30, 2010 and the historical financial statements of Sunflower included elsewhere in this Form 8-K/A. These unaudited pro forma condensed combined financial statements are based on preliminary estimates of purchase price allocations, do not reflect any direct costs or potential savings which may result from the Sunflower acquisition, and are not necessarily indicative of the results that would actually have occurred had the transaction been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the combined company. We do not currently anticipate that the final purchase price allocation will be materially different from our preliminary estimates.

Knology, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2010

(in thousands)

	Knology	Sunflower (as of Oct 15, 2010)	Adjustments		Pro forma condensed combined
Assets
Current assets:
Cash and cash equivalents	$41,261	$205	$(39,332	) (a)(b)	$2,134
Restricted cash	1,401	—	—		1,401
Certificates of deposit and other short term investments	44,124	—	—		44,124
Accounts receivable, net	34,602	2,150	—	(b)	36,752
Prepaid expenses and other	4,812	639	—	(b)	5,451

Total current assets	126,200	2,994	(39,332)		89,862
Property, plant and equipment, net	351,348	27,901	17,865	(b)	397,114
Goodwill	149,741	951	103,752	(b)	254,444
Customer base, net	7,594	—	13,000	(b)	20,594
Deferred debt issuance costs, net	6,081	—	(970	)(c)	5,111
Investments	3,683	—	—		3,683
Intangible and other assets, net	3,389	1,816	1,127	(b)	6,332

Total assets	$648,036	$33,662	$95,442		$777,140

Liabilities and Stockholders’ equity
Current liabilities:
Current portion of notes payable	$10,143	$90	$(1,737	) (e)	$8,496
Accounts payable	29,064	133	—	(b)	29,197
Accrued liabilities	22,970	2,771	(4,635	) (b)(d)	21,106
Unearned revenue	14,597	1,125	—	(b)	15,722
Interest Rate Swaps	756	—	—		756

Total current liabilities	77,530	4,119	(6,372)		75,277
Noncurrent liabilities:
Notes payable	577,068	399	137,900	(e)	715,367
Interest Rate Swaps	6,975	—	—		6,975

Stockholders’ equity
Common stock	370	—	—		370
Division equity	—	29,144	(29,144	)(f)	—
Additional paid-in capital	606,145	—	—	(f)	606,145
Accumulated deficit	(620,052)	—	(6,942	) (f)	(626,994)

Total stockholders’ equity	13,537	29,144	(36,086)		(20,479)

Total liabilities and stockholders’ equity	$648,036	$33,662	$95,442		$777,140

See notes to unaudited pro forma condensed combined financial statements.

Knology, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2009

(in thousands, except per share and per share data)

	Knology	Sunflower	Adjustments		Pro forma condensed combined
Operating revenues:
Subscriber	$413,738	$45,750	$—		$459,488
Other	11,827	3,353	—		15,180

Total operating revenues	425,565	49,103	—		474,668

Operating costs:
Direct costs (excluding depreciation and amortization)	132,870	20,194	—		153,064
Selling, general and administrative expenses	154,925	9,389	(312	)(h)	164,002
Depreciation and amortization	90,702	10,694	(2,302	)(h)(i)(m)	99,094

Total operating expenses	378,497	40,277	(2,614)		416,160

Operating income	47,068	8,826	2,614		58,508

Other income (expense):
Interest income	656	—	—		656
Interest expense	(41,632)	(5)	(7,539	)(j)(l)	(49,176)
Debt modification expense	(3,422)	—	—		(3,422)
Gain on interest rate swaps	12,096	—	—		12,096
Amortization of deferred loss on interest rate swaps	(18,298)	—	—		(18,298)
Loss on disposal of property and equipment		(70)	—		(70)
Other than temporary impairment of investments	(353)	—	—		(353)
Loss attributable to noncontrolling interest		35	(35	)(k)	—
Other expense, net	478	—	—		478

Total other expense	(50,475)	(40)	(7,574)		(58,089)

Net (loss) income—before income taxes	(3,407)	8,786	(4,960)		419
Income taxes	—	—	—	(g)	—

Net (loss) income	$(3,407)	$8,786	$(4,960)		$419

Basic and diluted net loss per share attributable to common stockholders	$(0.09)				$0.01

Basic and diluted weighted average number of common shares outstanding	35,990,536				35,990,536

See notes to unaudited pro forma condensed combined financial statements.

Knology, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2010

(in thousands, except per share and per share data)

	Knology	Sunflower	Adjustments		Pro forma condensed combined
Operating revenues:
Subscriber	$215,157	$23,411	$—		$238,568
Other	7,948	1,808	—		9,756

Total operating revenues	223,105	25,219	—		248,324

Operating costs:
Direct costs (excluding depreciation and amortization)	72,499	10,341	—		82,840
Selling, general and administrative expenses	76,547	4,441	(223	)(h)	80,765
Depreciation and amortization	43,693	5,293	(1,120	)(h)(i)(m)	47,866

Total operating expenses	192,739	20,075	(1,343)		211,471

Operating income	30,366	5,144	1,343		36,853

Other income (expense):
Interest income	213	—	—		213
Interest expense	(22,780)	(7)	(3,738	)(j)(l)	(26,525)
Gain on interest rate swaps	8,795	—	—		8,795
Amortization of deferred loss on interest rate swaps	(9,873)	—	—		(9,873)
Loss attributable to non controlling interest	—	15	(15	)(k)	—
Other expense, net	103	—	—		103

Total other expense	(23,542)	8	(3,773)		(27,287)

Net income (loss) before income taxes	6,824	5,152	(2,430)		9,566

Income Taxes	—	—	—	(g)	—
Net income (loss)	$6,824	$5,152	$(2,430)		$9,566

Basic and diluted net income per share	$0.19				$0.26

Diluted net income per share	$0.18				$0.25

Basic and diluted weighted average number of common shares outstanding	36,754,750				36,754,750

	38,777,307				38,777,307

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(dollars in thousands)

Pursuant to an asset purchase agreement, dated as of October 15, 2010, we agreed to purchase all the assets of Sunflower Broadband (“Sunflower”) for $165.0 million cash.

The unaudited pro forma condensed combined financial data has been prepared assuming that the Sunflower acquisition will be accounted for under the purchase method and is based on our historical consolidated financial statements and those of Sunflower.

The pro forma adjustments represent management’s best estimate based on available information at this time. We have engaged third party firms to assist us in determining the value of tangible and intangible assets acquired. Actual adjustments will differ from those reflected in the unaudited pro forma condensed combined financial data once the valuation is finalized.

The unaudited pro forma condensed combined financial data should be read in conjunction with our historical consolidated financial statements and the related notes thereto and those of Sunflower included elsewhere in this Form 8-K/A.

(a)	Represents cash transactions as follows:

Proceeds from new term loans	$712,840
Payoff of existing Knology loans	(575,827)
Financing, advisory, legal and transaction costs	(10,907)
Working capital adjustment	(438)
Payoff to Sunflower shareholders	(165,000)

Net cash adjustment	$(39,332)

(b)	This adjustment reflects the purchase price allocation for the Sunflower acquisition as follows:

Cash purchase price	$165,000
Working capital adjustment	438

Net cash paid to Sunflower	165,438

Total purchase price	$165,438

Cash purchased	$205
Accounts receivable purchased	2,150
Prepaid assets purchased	639
Sunflower October 15, 2010 property, plant and equipment	45,766
Noncurrent assets purchased	148
Intangibles purchased	2,795
Current liabilities assumed	(3,479)
Noncurrent liabilities assumed	(489)
Allocation to subscriber base	13,000
Allocation to goodwill	104,703

Net cash adjustment	$165,438

(c)	Represents debt issuance transactions as follows:

Writeoff of existing Knology debt issuance costs, net	$(1,174)
Costs related to new term loan	204

Net deferred debt issuance cost adjustment	$970

The pro forma amount was applied pro rata based on the percentage of the increase in debt of the new debt to the old debt. The amount not recorded in the pro forma amounts above is $(4,907) for the write-off of existing debt costs and $854 for costs related to the new term loan. The total mounts for GAAP purposes are $(6,081) for the write-off of existing debt costs and $1,058 for costs related to the new term loan.

(d)	Represents accrued interest transactions as follows:

Payoff of existing Knology loans	$(4,085)

Net accrued interest adjustment	$(4,085)

(e)	Represents debt transactions as follows:

Current portion of notes payable
Payoff of existing Knology loans	$(5,825)
Proceeds from new term loans	4,088

Net current portion of notes payable adjustment	$1,737

Notes payable
Payoff of existing Knology loans	$(570,853)
Proceeds from new term loans	708,753

Net notes payable adjustment	$137,900

(f)	Represents accumulated earnings transactions as follows:

Accretion of existing Knology debt	$4,935
Debt issuance costs expensed in transaction settlement	(9,849)
Writeoff of existing Knology debt issuance costs, net	(2,028)
Elimination of Sunflower accumulated deficit	(29,144)

Net accumulated deficit adjustment	$(36,086)

(g)	No tax provision is necessary because Kansas allows Unitary filing, where the Kansas apportionment is applied to the combined/consolidated income.

(h)	Reflects the change in Sunflower installation labor capitalization policy to conform with Knology’s existing policy.

(i)	Reflects the elimination of Sunflower customer list amortization which would not be incurred assuming acquisition is effective at the beginning of the period presented, and amortization of new subscriber base over a 10 year period.

(j)	Reflects the incremental interest expense on the acquisition debt incurred with the acquisition assuming acquisition is effective at January 1, 2009 presented and interest expense on new debt at 5.2% with assumption of quarterly payments. For every 1/8% change in the interest rates on the debt, the effect on interest expense of the combined entities is approximately $899 thousand.

For the period ended December 31, 2009, the total interest expense on the new debt is $37,373 with $7,213 being added to the pro forma financials and $30,160 being the remaining amount not applied to the pro forma financials. For the period ended June 30, 2010, the total interest expense on the new debt is $18,561 with $3,582 being added to the pro forma financials and $14,979 being the remaining amount not applied to the pro forma financials.

(k)	Reflects the elimination of the minority interest in WorldNet, LLC

(l)	Reflects the incremental debt issuance cost amortization related to the acquisition debt incurred assuming acquisition is effective at January 1, 2009.

For the period ended December 31, 2009, the total amortization expense on the new debt issuance costs is $1,687 with $326 being added to the pro forma financials and $1,362 being the remaining amount not applied to the pro forma financials. For the period ended June 30, 2010, the total amortization expense on the new debt issuance costs is $809 with $156 being added to the pro forma financials and $653 being the remaining amount not applied to the pro forma financials.

(m)	Reflects the depreciation expense which would be recorded based on the value of the acquired assets if the acquisition is effective at January 1, 2009.